EXHIBIT 1


8/5/98


PRESS RELEASE                             FOR IMMEDIATE RELEASE





                     AMSCAN COMPLETES ACQUISITION OF ANAGRAM

            Elmsford, NY, September 18, 1998 - Amscan Holdings, Inc. ("Amscan") announced today that it has completed the acquisition of metallic balloon manufacturer and distributor Anagram International, Inc. and certain related companies ("Anagram") in a transaction valued at approximately $87 million, including the issuance of Amscan equity and the payment or assumption of certain Anagram indebtedness. Amscan financed the transaction with approximately $40 million of senior term debt, approximately $20 million of additional revolving credit borrowings, cash on hand and the issuance of approximately $13 million of equity to Anagram's existing stockholders.

            Anagram was founded in 1977 by Garry Kieves and other members of the Kieves family and is based in a suburb of Minneapolis, Minnesota. Anagram is engaged in the production and worldwide sale of metallic balloons and other products made of synthetic materials to master distributors and mass merchants for resale to novelty, gift and industrial markets. Anagram's product line includes over 1,700 different types of metallic balloons and other related gift, party and toy products.

            Amscan designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. Amscan's products include paper and plastic tableware (such as plates, napkins, tablecovers, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations and balloons) and novelties (such as games and party favors). Amscan's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell Amscan products in more than 20,000 retail outlets throughout the world, including North America, Australia and Europe.

For further information, contact:

      James M. Harrison or Michael A. Correale
      Amscan
      80 Grasslands Road
      Elmsford, New York  10523
      (914) 784-4014